MAIN STREET
                             AND MAIN INCORPORATED

          ----------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 15, 1998
          ----------------------------------------------------------

     The Annual Meeting of Stockholders of Main Street and Main Incorporated, a Delaware corporation (the "Company"), will be held at 11:00 a.m., on Monday, June 15, 1998 (the "Meeting"), at the Hermosa Inn, 5532 North Palo Cristi Rd., Paradise Valley, Arizona, for the following purposes:

     1. To elect directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

     2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 28, 1998.

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 8, 1998 are entitled to notice of and to vote at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. To assure your representation at the Meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she previously has returned a proxy.



                                     Sincerely,




                                     James Yeager
                                     Secretary



Phoenix, Arizona
May 15, 1998

                       MAIN STREET AND MAIN INCORPORATED
                       5050 North 40th Street, Suite 200
                             Phoenix, Arizona 85018

             ----------------------------------------------------
                                PROXY STATEMENT
             ----------------------------------------------------

                            VOTING AND OTHER MATTERS

General

     The enclosed proxy is solicited on behalf of Main Street and Main Incorporated, a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Monday, June 15, 1998 (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Hermosa Inn, 5532 North Palo Cristi Rd., Paradise Valley, Arizona.

     These proxy solicitation materials were mailed on or about May 19, 1998, to all stockholders entitled to vote at the Meeting.

Voting Securities and Voting Rights

     Stockholders of record at the close of business on May 8, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 9,970,691 shares of the Company's Common Stock, $.001 par value (the "Common Stock").

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding constitutes a quorum for the transaction of business at the Meeting. Each Stockholder voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. The affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Meeting and entitled to vote (assuming that a quorum is present) is required for the election of directors and for the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 28, 1998.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

     When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. If no specification is indicated, the shares will be voted "for" the election of the nominees set forth in this Proxy Statement and "for" the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 28, 1998.

Revocability of Proxies

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

Solicitation

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation.

Annual Report and Other Matters

     The 1997 Annual Report to Stockholders, which was mailed to stockholders with or preceding this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials. The information contained in the "Compensation Committee's Report on Executive Compensation" below and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C or to the liabilities of
Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company will provide upon written request, without charge to each stockholder of record as of the Record Date, a copy of the Company's annual report on Form 10-K for the year ended December 29, 1997 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibit. Any such requests should be directed to the Company's Secretary at the Company's executive offices at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018.

                        ELECTION OF CORPORATE DIRECTORS

Nominees

     The Company's Bylaws provide that the Board of Directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. All directors are elected at each annual meeting of the Company's stockholders for a term of one year and hold office until their successors are elected and qualified.

     A board of six directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of the office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until a successor has been elected and qualified.

     The following table sets forth certain information regarding the nominees for directors of the Company:


      Name                       Age    Positions and Offices Presently Held With the Company
      ----                       ---    -----------------------------------------------------
John F. Antioco(1) ............  48     Chairman of the Board
Bart A. Brown, Jr. ............  66     President, Chief Executive Officer, and Director
Gerard T. Bisceglia ...........  48     Executive Vice President, Chief Operating Officer, and
                                          Director
Jane Evans(1) .................  53     Director
John C. Metz(1) ...............  58     Director
Steven A. Sherman(1) ..........  52     Director

------------
(1) Member of the Audit and Compensation Committees.

     John F. Antioco has served as Chairman of the Board of Directors since August 9, 1996 and as a director of the Company since January 8, 1996. Mr. Antioco has served as the Chairman of the Board and Chief Executive Officer of the Blockbuster Entertainment Group since July 1997. Mr. Antioco previously served as President and Chief Executive Officer of Taco Bell Corp. Mr. Antioco served as the Chairman of Circle K Corporation ("Circle K"), from August 1995 until May 1996 and as President and Chief Executive Officer of Circle K from July 1993 until May 1996. Mr. Antioco joined Circle K as Chief Operating
Officer in September 1991. Mr. Antioco was Chief Operating Officer of Pearle Vision Centers, Inc. from June 1990 to August 1991. From 1970 to 1990, Mr. Antioco held various positions with The Southland Corporation.

     Bart A. Brown, Jr. has been the President and Chief Executive Officer of the Company since December 1996. Mr. Brown was affiliated with Investcorp International, N.A., an international investment banking firm, from April 1996 until December 1996. Mr. Brown served as the Chairman and Chief Executive Officer of Color Tile, Inc. at the request of Investcorp International, Inc., which owned all of that company's common stock, from September 1995 until March 1996, shortly after Color Tile, Inc. filed under Chapter 11 of the United States Bankruptcy Code. Mr. Brown served as Chairman of the Board of the Circle K Corporation from June 1990, shortly after its filing for reorganization under Chapter 11 of the United States Bankruptcy Code, until September 1995. From September 1994 until September 1996, Mr. Brown served as the Chairman and Chief Executive Officer of Spreckels Industries, Inc. Mr. Brown engaged in the private practice of law from 1963 through 1990 after seven years of employment with the Internal Revenue Service.

     Gerard T. Bisceglia has served as Executive Vice President, Chief Operating Officer, and a director of the Company since November 1996. Mr.
Bisceglia served as Vice President -- Manufacturing and Distribution of the Circle K Corporation from August 1992 to April 1996; as Vice President -- Retail of The Ralston Purina Co. from February 1991 to August 1992; as Senior Product Manager for The Southland Corporation from April 1987 until February 1991; and various other positions with The Southland Corporation from April 1972 until April 1987.

     Jane Evans has served as a director of the Company since March 1997. Ms. Evans has served as President and Chief Operating Officer of Smart TV since April 1995. Ms. Evans served as Vice President and General Manager of U.S. West Communications, Home and Personal Services from February 1991 until March 1995; as President and Chief Executive Officer of Interpacific Retail Group from March 1989 until January 1991; as a General Partner of Montgomery Securities from January 1987 until February 1989; as President and Chief Executive Officer of Monet Jewelers from May 1984 until December 1987; as Executive Vice President -- Fashion Group of General Mills, Inc. from October 1979 until April 1984; as Vice President -- Corporate Development of Fingerhut from November 1977 until September 1979; as President of Butterick Fashions from May 1974 until October 1977; and as President of the I. Miller

Division of Genesro, Inc. from May 1970 until May 1973. Ms. Evans serves on the Boards of Directors of the Philip Morris Companies, Inc., Georgia-Pacific Corp., Kaufman & Broad Home Corp., and Edison Bros. Stores, Inc.

     Steven A. Sherman has served as a director of the Company since June 1990. Mr. Sherman served as the Chairman of the Company from June 1990 until August 1996, as Chief Executive Officer of the Company from June 1990 until January 1996, and as the President of the Company from January 1993 until April 1994. Mr. Sherman also has served as Chairman of the Board and President of Novatel Wireless, Inc. since 1996. In addition, Mr. Sherman has served as a director of Vodavi Technology, Inc. ("Vodavi"), a company involved in the design, development and distribution of telephones, telephone systems, and related products, since its founding in March 1994, and served as Chairman of the Board of Vodavi from March 1994 until October 1997. Mr. Sherman was Chairman of the Board of Executone Information Systems, Inc. (formerly Vodavi Technology Corporation, a provider of information systems, which was founded by Mr. Sherman) from 1983 until his resignation in July 1988 and a director of Executone from 1983 until his resignation in January 1990. In April 1994, Vodavi purchased the business of the Vodavi Communications Division from Executone Information Systems, Inc. Mr. Sherman is a principal of Sherman Restaurants, L.L.C., which he founded during 1997, and Sherman Capital Group, L.L.C., a merchant banking organization that he founded in 1988.

     John C. Metz has served as a director of the Company since April 1996. Mr. Metz has served as Chairman and Chief Executive Officer of Metz Enterprises, Inc., a contract food management and retail restaurant company, since 1987. Mr. Metz also is a director of Longhorn Steaks, Inc., a chain of approximately 60 Texas-style roadhouse casual dining restaurants.

     There are no family relationships among any of the Company's directors and executive officers.

Meetings and Committees of the Board of Directors

     The Company's Bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. The Board of Directors has appointed two committees. The Audit Committee reviews the annual financial statements, the significant accounting issues, and the scope of the audit with the Company's independent auditors and is available to discuss with the auditors any other audit-related matters that may arise during the year. The Compensation Committee makes recommendations to the Board of Directors concerning remuneration arrangements for senior management and directors. The Board of Directors has not appointed any other committees.

     The Board of Directors of the Company held a total of three meetings during the fiscal year ended December 29, 1997. The Company's Audit Committee met separately at one formal meeting during the fiscal year ended December 29, 1997, and the Company's Compensation Committee met separately at one formal meeting during the fiscal year ended December 29, 1997. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director was a member.

Director Compensation

     During 1997 the Company's non-employee directors received $15,000 in annual compensation plus $1,000 for each Board of Directors meeting attended and $500 for each telephonic Board of Directors meeting. The Company reimburses the costs and expenses for each director attending meetings of the Board of Directors. Each non-employee director of the Company will receive automatic grants of options pursuant to the automatic program of the Company's 1995 Stock Option Plan. See "Executive Compensation -- 1995 Stock Option Plan."

                             EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

     The following table sets forth, for the periods indicated, the compensation received by the Company's Chairman of the Board, Chief Executive Officer and its other executive officers whose annual salary and bonus exceeded $100,000 for the fiscal year ended December 29, 1997.


                          SUMMARY COMPENSATION TABLE


                                                                          Long Term
                                                                        Compensation
                                                                     ------------------
                                                                           Awards
                                                                     ------------------
                                            Annual Compensation          Securities
                                          ------------------------       Underlying
  Name and Principal Position     Year     Salary($)     Bonus($)        Options(#)
  ---------------------------     ----     ---------     --------        ----------
John F. Antioco                  1997           --           --                --
 Chairman of the Board (1)       1996           --           --            800,000 (1)

Bart A. Brown, Jr.               1997      $250,000          --            350,000 (2)
 President and Chief             1996           --           --            250,000
 Executive Officer (2)

Gerard T. Bisceglia              1997      $175,000          --            275,000 (3)
 Chief Operating Officer (3)     1996        10,103          --            100,000

Mark C. Walker                   1997      $ 90,000      $25,000            40,000 (5)
 Chief Financial Officer (4)     1996        90,000       10,000            35,000
                                 1995        90,000          --                --

------------
(1) Mr. Antioco does not receive any salary for serving as Chairman of the Board. During 1997, 200,000 options previously granted to Mr. Antioco were cancelled and regranted to Messrs. Brown and Bisceglia.
(2) Mr. Brown served as President and Chief Executive Officer of the Company from December 16, 1996 through December 30, 1996 for no cash compensation. The options granted to Mr. Brown in 1997 consist of 250,000 fully vested options granted at an exercise price of $2.50 per share, and 100,000 options at exercise prices of $3.00 and $5.00 which were regranted after being cancelled from Mr. Antioco.
(3) Mr. Bisceglia has served as Chief Operating Officer of the Company since November 4, 1996. The options granted to Mr. Bisceglia in 1997 consist of 175,000 fully vested options granted at an exercisse price of $2.50 per share, and 100,000 options at exercise prices of $3.00 and $5.00 which were regranted after being cancelled from Mr. Antioco.
(4) Mr. Walker served as an executive officer of the Company from May 4, 1994 until March 31, 1998, most recently as Vice President -- Finance, Chief Financial Officer, Secretary, and Treasurer.
(5) Of the amount shown, options to acquire 35,000 shares of Common Stock represent previously granted options that were cancelled and reissued in July 1997. An aggregate of 20,000 of the repriced options were not vested and were automatically terminated on the date that Mr. Walker's employment with the Company ceased. See "Executive Compensation -- Option Repricings".

     Officers and key personnel of the Company are eligible to receive stock options and awards under the Company's 1990 Stock Option Plan and 1995 Stock Option Plan. Executive officers serve at the discretion of the Board of Directors. See "Employment Agreements."

Option Grants

     The following table provides information on stock options granted to the Company's executive officers during the fiscal year ended December 29, 1997.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential Realizable
                                                     Individual Grants                                     Value
                              ----------------------------------------------------------------       at Assumed Annual
                                  Number of                                                        Rates of Stock Price
                                 Securities          % of Total                                   Appreciation For Option
                                 Underlying       Options Granted     Exercise                            Term(2)
                                   Options          to Employees        Price      Expiration    -------------------------
             Name              Granted (#)(1)      in Fiscal Year      ($/Sh)         Date            5%           10%
             ----              --------------      --------------      ------         ----            --           ---
John F. Antioco .............         --                 --                --           --             --            --

Bart A. Brown, Jr. ..........     250,000                33%           $ 2.50         2007        $393,059      $996,089
                                   50,000 (3)             7%           $ 3.00         2007        $      0      $ 52,636
                                   50,000 (3)             7%           $ 5.00         2007        $      0      $      0

Gerard T. Bisceglia .........     175,000                23%           $ 2.50         2007        $275,141      $697,262
                                   50,000 (3)             7%           $ 3.00         2007        $      0      $ 87,084
                                   50,000 (3)             7%           $ 5.00         2007        $      0      $      0

Mark C. Walker ..............      40,000 (4)             5%           $ 2.50         2007        $ 62,890      $159,374

------------
(1) The options were granted at or above the fair value of the shares on the date of grant and have 10-year terms.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange
    Commission and do not represent the Company's estimate or projection of the future price of the Company's Common Stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of the Company's Common Stock.
(3) These options granted to Messrs. Brown and Bisceglia at exercise prices of $3.00 and $5.00 were regranted after being cancelled from Mr. Antioco.
(4) During 1997, options previously granted to Mr. Walker to purchase 35,000 shares of Common Stock at $4.00 per share were cancelled and 40,000 new options were granted. An aggregate of 20,000 of the repriced options were not vested and were automatically terminated on the date that Mr. Walker's employment with the Company ceased. See "Executive Compensation -- Option Repricings".

Option Holdings

     The following table provides information on options exercised in the last fiscal year by the Company's executive officers and the value of their unexercised options at December 29, 1997.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                         Number of
                                                                         Securities          Value of
                                                                         Underlying         Unexercised
                                                                        Unexercised        In-the-Money
                                                                         Options at         Options at
                                                                       FY-End (#)(1)       FY-End ($)(2)
                               Shares Acquired     Value Realized       Exercisable/       Exercisable/
             Name              on Exercise (#)           ($)           Unexercisable       Unexercisable
             ----              ---------------           ---           -------------       -------------
John F. Antioco .............        --                 --           417,500/200,000     $  364,000/$0
Bart A. Brown, Jr. ..........        --                 --           400,000/200,000     $  195,500/$0
Gerard T. Bisceglia .........        --                 --           275,000/200,000     $  117,250/$0
Mark C. Walker(3) ...........        --                 --             20,000/20,000     $8,200/$8,200

------------
(1) Amounts reflect options outstanding as of December 29, 1997.
(2) Calculated based upon the Nasdaq National Market closing price of the Company's Common Stock on December 29, 1997, of $2.91 per share. The exercise prices of certain of the options held by the Company's executive officers on December 29, 1997 were greater than $2.91 per share.
(3) An aggregate of 20,000 options held by Mr. Walker were not vested and were automatically terminated on the date that Mr. Walker's employment with the Company ceased.

Option Repricings

     The following table sets forth certain information with respect to the cancellation of outstanding stock options held by and the grant of replacement options to any of the Company's executive officers during fiscal 1997. The Company has not repriced any options held by any of its other executive officers since the date on which the Company's Common Stock became registered under Section 12 of the Exchange Act. See "Board of Directors Report on Executive Compensation -- Stock Option Grants."


                           TEN-YEAR OPTION REPRICINGS

                                   Number of
                                   Securities     Market Price        Exercise                          Length of
                                   Underlying      of Stock at     Price at Time                     Original Option
                                    Options          Time of        of Repricing                      Term Remaining
                                  Repriced or     Repricing or           or             New             at Date of
 Name and Principal                 Amended         Amendment        Amendment        Exercise         Repricing or
      Position          Date          (#)              ($)              ($)          Price ($)          Amendment
      --------          ----          ---              ---              ---          ---------          ---------
Mark C. Walker(1)    7/14/97        35,000           $ 2.50           $ 4.00          $ 2.50      9 years and 0 months

------------
(1) Mr. Walker served as an executive officer of the Company from May 1994 to March 1998, most recently as Vice President -- Finance, Chief Financial Officer, Secretary, and Treasurer. An aggregate of 20,000 of the repriced options indicated in the table were not vested and were automatically cancelled on the date that Mr. Walker's employment with the Company ceased.

1990 Stock Option Plan

     On July 25, 1990, the Company's Board of Directors adopted, and on July 1, 1991 the Company's stockholders approved, the 1990 Stock Option Plan (the "1990 Plan"). The 1990 Plan provides for the granting of both incentive stock options and nonstatutory stock options to qualified employees and non-employee directors. The 1990 Plan also provides for various other incentive awards, including "Stock Appreciation Rights." Options granted under the 1990 Plan generally cannot be exercised for at least one year and typically can only be exercised in installments of an equal number of shares over a three- to five-year period. As of May 8, 1998, 250,000 options were authorized under the plan, 64,325 shares of Common Stock have been issued upon exercise of options granted pursuant to the 1990 Plan and there were outstanding options to purchase 149,000 shares of Common Stock under the 1990 Plan. No incentive awards other than stock options have been granted under the 1990 Plan. The Company has reserved an additional 36,675 shares of Common Stock for issuance under the 1990 Plan.

     The exercise price of all incentive stock options and options granted to directors under the 1990 Plan must be at least equal to the fair market value of the shares on the date of the grant or, in the case of incentive stock options granted to a holder of 10% or more of the Company's Common Stock (a
"10% Stockholder"), at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which incentive stock options may be granted is ten years (five years in the case of a 10% Stockholder).

     The 1990 Plan provides for its administration in accordance with the requirements of Rule 16b-3 under the Exchange Act. The 1990 Plan currently is administered by the Board of Directors. The Board of Directors has discretionary authority, subject to certain restrictions, to determine the individuals to whom, the times at which, and, with respect to nonstatutory stock options, the exercise price for which options will be granted. Notwithstanding the foregoing, the 1990 Plan provides that the Company will not grant any nonstatutory stock options to purchase shares at an exercise price of less than 85% of the fair market value of such shares on the date of the grant.

1995 Stock Option Plan

     The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Company's Board of Directors on January 8, 1996 and was approved by the Company's stockholders on May 22, 1996.The 1995 Plan is divided into two programs: the Discretionary Grant Program (the "Discretionary Program") and the Automatic Grant Program (the "Automatic Program"). The Discretionary Program provides for the grant of options to acquire Common Stock of the Company ("Options"), the direct grant of Common Stock ("Stock Awards"), the grant of stock appreciation rights ("SARs"), and the grant of other cash awards ("Cash Awards") (Stock Awards, SARs, and Cash Awards are collectively referred to herein as "Awards"). The Automatic Program provides for the automatic grant of options to acquire the Common Stock of the Company to non-employee members of the Company's Board of Directors.

     A maximum of 325,000 shares of Common Stock of the Company may be issued under the 1995 Plan. If any Option or SAR terminates or expires without having been exercised in full, stock not issued under such Option or SAR will again be available for the purposes of the 1995 Plan. There were outstanding Options to acquire 248,500 shares of the Company's Common Stock under the 1995 Plan as of May 8, 1998. See "Executive Compensation -- Option Grants." The 1995 Plan will remain in effect until January 8, 2006.

     Options and Awards may be granted pursuant to the Discretionary Program only to persons ("Eligible Persons") who at the time of grant are either (i) key personnel (including officers and directors) of the Company, or (ii) consultants and independent contractors who provide valuable services to the Company. Options granted pursuant to the Discretionary Program may be incentive stock options or non-qualified stock options. Options that are incentive stock options may be granted only to key personnel of the Company who are also employees of the Company. To the extent that granted Options are incentive stock options, the terms and conditions of those Options must be consistent with the qualification requirements set forth in the Internal Revenue Code of 1986, as amended.

     To exercise an Option, the optionholder will be required to deliver to the Company full payment of the exercise price for the shares as to which the Option is being exercised. Generally, Options can be exercised by delivery of cash, check, or shares of Common Stock of the Company.

     SARs will entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the price on the date the SAR was granted or became effective to the market value of the Common Stock on the date first exercised or surrendered. Stock Awards will entitle the recipient to receive shares of the Company's Common Stock directly. Cash Awards will entitle the recipient to receive direct payments of cash depending on the market value or the appreciation of the Common Stock or other securities of the Company.

     The   Automatic  Program  provides  for  the  automatic  grant  of  Options
("Automatic Options") to non-employee directors of the Company. Each non-employee director serving on the Board of Directors on the date of the adoption of the 1995 Plan received Automatic Options to acquire 7,500 shares of Common Stock, and each subsequent newly elected non-employee member of the Board of Directors receives Automatic Options to acquire 15,000 shares of Common Stock on the date of his or her first appointment or election to the Board of Directors. In addition, Automatic Options to acquire 2,500 shares of Common Stock will be granted to each non-employee director at the meeting of the Board of Directors held immediately after each annual meeting of stockholders. A non-employee member of the Board of Directors is not eligible to receive the 2,500 share Automatic Option if that grant date is within 90 days of such non-employee member receiving the 15,000-share Automatic Option. Automatic Options become exercisable and vest immediately upon grant. The exercise price per share of Automatic Options will be equal to 100% of the fair market value of the Company's Common Stock (as defined in the 1995 Plan) on the date such Automatic Options are granted. Each Automatic Option expires on the tenth anniversary of the date on which an Automatic Option grant was made. Non-employee members of the Company's Board of Directors who do not serve on the committee that administers the 1995 Plan with respect to the Company's executive officers and directors who are employees of the Company also may be eligible to receive Options or Awards under the Discretionary Program of the 1995 Plan or option grants or direct stock issuances under any other plans of the Company.

401(k) Profit Sharing Plan

     The Company's qualified 401(k) Profit Sharing Plan (the "401(k) Plan") was adopted by the Board of Directors on January 14, 1991, effective as of January 1, 1991, and covers corporate management and restaurant employees. The 401(k) Plan currently provides for a Company matching contribution equal to 25% of the first 6% of the salary deduction a participant elects to defer as a contribution to the 401(k) Plan. The 401(k) Plan further provides for a special discretionary contribution equal to a percentage of a participant's salary to be determined each year by the Company. The Company also may contribute a discretionary amount in addition to the special discretionary contribution. Contributions to the 401(k) Plan by the Company for fiscal 1997 totalled approximately $78,000.

Employment Agreements

     The Company is a party to employment agreements with Bart A. Brown, Jr. and Gerard T. Bisceglia with terms through December 31, 1998 and October 29, 1999, respectively. Mr. Brown's employment agreement provides for him to serve as the President and Chief Executive Officer and Mr. Bisceglia's employment agreement provides for him to serve as Executive Vice President and Chief Operating Officer of the Company. The employment agreements provide for Mr. Brown and Mr. Bisceglia to receive salaries of $250,000 and $175,000, respectively. In addition, the employment agreements provide that Mr. Brown and Mr. Bisceglia will be eligible to receive discretionary bonuses in amounts determined by the Compensation Committee of the Company's Board of Directors, which is composed of non-management directors, based upon the factors deemed relevant by the Compensation Committee including the performance of the Company. Mr. Brown's employment agreement permits him to engage in other business activities apart from the Company so long as such business activities do not compete with the business of the Company.

     The employment agreements provide for Mr. Brown and Mr. Bisceglia to receive their fixed and bonus compensation to the date of the termination of their employment by reason of resignation and for them to receive fixed compensation to the date of termination of employment for cause as defined in the agreements. In the event of the termination of employment by reason of death or disability, the employment agreements provide for the payment of fixed compensation to Mr. Brown and Mr. Bisceglia for a period of one year from the date of death or disability. In the event of any termination of employment following any "change in control" of the Company, as defined in the agreements, the employment agreements also provide for Mr. Brown and Mr. Bisceglia to receive their fixed compensation as if their employment had not been terminated. Section 280G of the Internal Revenue Code may limit the deductibility of such payments for federal income tax purposes. If these payments are not deductible and if the Company has income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that was not offset would be "phantom income" (i.e., income without cash) to the Company. A change in control would include a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, changes in the identity of a majority of the members of the Board of Directors of the Company, or acquisitions of more than 20% of the Company's Common Stock, subject to certain limitations.

     The Company is a party to an employment agreement with Steven A. Sherman, a director of the Company, with a term through December 31, 1998. The employment agreement provides for Mr. Sherman to receive an annual salary of $200,000. In addition, the employment agreement provides that Mr. Sherman will be eligible to receive discretionary bonuses in amounts determined by the Compensation Committee of the Company's Board of Directors, which is composed of non-management directors, based upon the factors deemed relevant by the Compensation Committee including the performance of the Company. Mr. Sherman's employment agreement permits him to engage in other business activities apart from the Company so long as such business activities do not compete with the business of the Company.

Limitation of Liability and Indemnification Matters

     The Certificate of Incorporation and Bylaws of the Company provide that the Company will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director, officer, or agent of the Company or who serves or served any other enterprise or organization at the request of the Company (an "Indemnitee"). Under Delaware law, to the extent that an Indemnitee is successful on the merits of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Company, or serves or served any other enterprise or organization at the request of the Company, the Company will indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys' fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Company, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses. Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company. The Company also may advance expenses incurred by other employees and agents of the Company upon such terms and conditions, if any, that the Board of Directors of the Company deems appropriate. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     Decisions on compensation of the Company's executives generally are made by the Compensation Committee, consisting of independent members of the Board of Directors (appointed by the Board of Directors in July 1997). However, compensation decisions during the fiscal year ended December 29, 1997 were made by the Board of Directors. It is anticipated that compensation decisions for fiscal 1998 will be made by the Compensation Committee. The Board of Directors and the Compensation Committee make every effort to ensure that the compensation plan is consistent with the Company's values and is aligned with the Company's business strategy and goals.

     The Company's compensation program for executive officers consists primarily of base salary, bonus, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, including medical and retirement plans, which generally are available to all employees of the Company.

     The Company's philosophy is to pay base salaries to executives at levels that enable the Company to attract, motivate, and retain highly qualified executives. The bonus program is designed to reward individuals for performance based on the Company's financial results as well as the achievement of personal and corporate objectives that will contribute to the long-term success of the Company in building stockholder value. Stock option grants are intended to result in minimal or no rewards if stock price does not appreciate, but may provide substantial rewards to executives as all of the Company's stockholders benefit from stock price appreciation.

     The Company follows a subjective and flexible approach rather than an objective or formula approach to compensation. Various factors (as discussed herein) receive consideration without any particular weighting or emphasis on any one factor. In establishing compensation for the year ended December 29, 1997, the Board of Directors took into account, among other things, the financial results of the Company, compensation paid in prior years, and compensation of executive officers employed by companies of similar size in the restaurant industry.

Base Salary and Annual Incentives

     Base salaries for executive positions are established relative to the Company's financial performance and comparable positions in similarly sized companies. The Board of Directors or the Compensation Committee, from time to time may use competitive surveys and outside consultants to help determine the relevant competitive pay levels. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Board of Directors or the Committee also takes into account individual experience and performance, salary levels relative to other positions with the Company, and specific needs particular to the Company.

     Annual incentive awards are based on the Company's financial performance and the efforts of its executives. Performance is measured based on profitability and revenue and the successful achievement of functional and personal goals. Mark C. Walker, the Company's Chief Financial Officer during 1997, received a bonus of $25,000 during the fiscal year ended December 29, 1997.

Stock Option Grants

     The Company strongly believes in tying executive rewards directly to the long-term success of the Company and increases in stockholder value through grants of executive stock options. Stock option grants also will enable executives to develop and maintain a significant stock ownership position in the Company's Common Stock. The amount of options granted takes into account options previously granted to an individual. The Company granted options to the Company's executive officers during fiscal 1997. See "Executive Compensation -- Option Grants."

     During 1997, the Board of Directors authorized the cancellation of certain stock options held by Mark C. Walker, an executive officer, and the grant of new options with a lower exercise price to Mr. Walker. The new exercise price for those options was fixed at the market price of the Company's Common

Stock at the time of the repricing. Stock options granted to employees under the Company's stock option plans are intended to provide incentives to the employees to work to achieve long-term success for the Company. The decline in the market price of the Company's Common Stock since the date the options were granted frustrated the purpose of the options, and the Board of Directors deemed it in the best interest of the Company to reduce the exercise price to the market price at the time of repricing. With respect to the repriced options, the vesting period of those options was revised at the time of the repricing. Certain of the repriced options were not vested and were automatically cancelled on the date Mr. Walker's employment with the Company ceased. See the table included under "Executive Compensation -- Option Repricings" for further information of the option repricing.

Other Benefits

     Executive officers are eligible to participate in benefit programs designed for all full-time employees of the Company. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage equal to one times base salary to a maximum of $50,000. In addition to these all-employee programs, selected executives participate in an insurance program that would pay them up to 100% of their salary in the event they become disabled.

Chief Executive Officer Compensation

     Mr. Brown has served as President and Chief Executive Officer of the Company since December 16, 1996. The Board of Directors determined Mr. Brown's salary based on a number of factors, including the Company's performance and his individual performance and salaries paid by comparable companies. Mr. Brown did not receive a bonus for fiscal 1997. The Company granted Mr. Brown options during 1997. See "Executive Compensation -- Option Grants."

Deductibility of Executive Compensation

     The Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation paid to the Company's Chief Executive Officer and to each of its other four most highly compensated executive officers. The Company may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. The Company does not believe that its compensation arrangements with any of its executive officers will exceed the limits on deductibility during its current fiscal year.

     This report has been furnished by members of the Board of Directors of the Company.

       John F. Antioco
       Bart A. Brown, Jr.
       Gerard T. Bisceglia
       Jane Evans
       John C. Metz
       Steven A. Sherman

                               PERFORMANCE GRAPH

     The  following line graph compares cumulative total stockholder returns for
(i) the Company's Common Stock; (ii) the Nasdaq Stock Market (U.S.) Index (the "Index"); and (iii) a peer group consisting of the following six companies in the restaurant industry (the "Peer Group"); AppleSouth, Inc.; Eateries, Inc.; Cheesecake Factory, Inc.; O'Charley's, Inc.; El Chico Restaurants, Inc.; and Cooker Restaurant Corp. The graph assumes an investment of $100 in each of the Company's Common Stock, the Peer Group, and the Index on December 31, 1992. The calculation of cumulative stockholder return on the Peer Group and the Index include reinvestment of dividends, but the calculation of cumulative stockholder return on the Company's Common Stock does not include reinvestment of dividends because the Company did not pay dividends during the measurement period. The stock price and index performance shown in the graph are not necessarily indicative of future results.


                          MAIN STREET                        NASDAQ STOCK
                         AND MAIN INC.       PEER GROUP      MARKET (U.S.)
                         -------------       ----------      -------------

          12/92               100               100               100

          12/93                90               132               115

          12/94                43               106               112

          12/95                12               161               159

          12/96                 7               117               195

          12/97                12               136               240

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, officers, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations require directors, officers, and greater than 10% stockholders to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it during the fiscal year ended December 29, 1997 and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements during such fiscal year.

                             CERTAIN TRANSACTIONS

     The Company has adopted a policy that it will not enter into any transactions with directors, officers, or holders of more than 5% of its Common Stock on terms that are less favorable to the Company than could be obtained from independent third parties and that any loans to directors, officers, or 5% stockholders will be approved by a majority of the disinterested directors.

     In December 1993, the Company entered into a five-year lease for space to serve as the corporate offices of the Company. Steven A. Sherman owns a majority interest in the building housing the space. The lease was approved by the disinterested directors of the Company. The lease provides for annual rent of approximately $175,000 in 1998. Rental payments under this agreement were approximately $172,000 during 1997.

     In January 1997, the Company sold a total of 1,250,000 shares of its Common Stock for $2,500,000, which exceeded the fair market value of the stock on the date of purchase. Of these shares, John F. Antioco and Bart A. Brown, Jr. purchased a total of 500,000 shares and unrelated accredited investors purchased the balance.

     In October 1997, the Company sold three T.G.I. Friday's restaurants in Colorado and Nebraska to Sherman Restaurants, LLC for $2,768,000. Sherman Restaurants, LLC is controlled by Samuel Sherman, the brother of Steven Sherman who serves as a director of the Company.

     The   Company  believes  that  the  foregoing  transactions  were  no  less favorable to the Company than could be obtained from non-affiliated parties.

     SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 8, 1998 by (i) each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

Name and Address of                                            Shares Beneficially      Approximate Percentage
Beneficial Owner(1)                                                   Owned            of Outstanding Shares(2)
-------------------                                            -------------------     ------------------------
John F. Antioco ...........................................         1,762,000 (3)                17.7%
Bart A. Brown .............................................           926,200 (4)                 9.3%
Gerard T. Bisceglia .......................................           577,566 (5)                 5.8%
Jane Evans ................................................            17,500 (6)                   *
John C. Metz ..............................................            28,000 (7)                   *
Steven A. Sherman .........................................           459,306 (8)                 4.6%
James Yeager ..............................................             3,750 (9)                   *
All directors and officers as a group (seven persons) .....         3,774,322                    37.9%

------------
   * Less than 1.0%.
 (1) Each of such persons may be reached through the Company at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018.
 (2) The percentages shown include the shares of Common Stock actually owned as of May 8, 1998 and the shares of Common Stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of Common Stock that the identified person or group had the right to acquire within 60 days of May 8, 1998 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.
 (3) Includes options to purchase 417,500 shares of Common Stock held by Mr. Antioco.
 (4) Includes options to purchase 400,000 shares held by Mr. Brown.
 (5) Includes options to purchase 275,000 shares held by Mr. Bisceglia.
 (6) Consists of options to purchase 17,500 shares held by Ms. Evans.
 (7) Includes options to purchase 20,000 shares held by Mr. Metz.
 (8) Includes 7,812 shares of Common Stock held by Mr. Sherman's wife, as to which shares Mr. Sherman disclaims any beneficial interest, and options to purchase 40,000 shares held by Mr. Sherman. Also includes a total of 110,000 shares of Common Stock owned by a limited liability company in which he is a member.
 (9) Represents vested options to purchase 3,750 shares held by Mr. Yeager. Mr. Yeager serves as Corporate Controller and Secretary of the Company.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 28, 1998 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented by such stockholders at the annual meeting of stockholders of the Company to be held during calendar 1999 must be received by the Company no later than January 9, 1999 in order to be included in the proxy statement and form of proxy relating to such meeting.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.


                                                             Dated: May 15, 1998

          This Proxy is Solicited on Behalf of the Board of Directors
                       MAIN STREET AND MAIN INCORPORATED
                      1998 ANNUAL MEETING OF STOCKHOLDERS

         The undersigned stockholder of MAIN STREET AND MAIN INCORPORATED, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated May 15, 1998, and hereby appoints Bart A. Brown, Jr. and James Yeager, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of the Company, to be held on Monday, June 15, 1998, at 11:00 a.m., local time, at the Hermosa Inn, 5532 North Palo Cristi Rd., Paradise Valley, Arizona and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

     1.   ELECTION OF DIRECTORS:

          [ ] FOR all nominees listed below (except as indicated)     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

     If you wish to withhold authority to vote for any individual nominees, strike a line through that nominee's name in the list below:
               John F. Antioco, Bart A. Brown, Jr., Gerard T. Bisceglia, Jane Evans, John C. Metz, Steven A. Sherman

     2.   PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE
          COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 28, 1998:

               [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

and upon such matter or matters that may properly come before the meeting or any adjournment or adjournments thereof.

                                    (Continued and to be signed on reverse side)

(Continued from other side)

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorney-in-fact hereunder.

                                        (This Proxy  should be dated,  signed by
                                        the stockholder(s) exactly as his or her
                                        name   appears   hereon,   and  returned
                                        promptly  in  the   enclosed   envelope.
                                        Persons signing in a fiduciary  capacity
                                        should so  indicate.  If shares are held
                                        by  joint   tenants   or  as   community
                                        property,   both   stockholders   should
                                        sign.)

                                        Dated:___________________________ , 1998

                                        ________________________________________
                                                      (Signature)
                                        ________________________________________
                                              (Signature if jointly held)

 PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.